Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between FIRST MIDWEST BANCORP, INC. (“Company”) and the undersigned executive                                  (“Executive”), effective as of                                  (“Effective Date”).

W I T N E S S E T H:

WHEREAS, Company is desirous of employing Executive or continuing Executive’s employment as an executive of Company or its wholly owned subsidiary, FIRST MIDWEST BANK (the “Bank”) or another such subsidiary on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of continuing such employment on such terms and conditions and for such consideration;

WHEREAS, references herein to Executive’s employment by the Company, the Bank or another subsidiary, and references herein to payments of any nature to be made to Executive shall mean that either the Company will make such payments or it will cause the Bank or other applicable subsidiary (reference to “Employer” hereinafter shall mean the Company, the Bank or other subsidiary by which Executive is employed) to make such payments to Executive:

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

1.                                       Employment and Term.

(a)                                  Employment.  The Employer shall employ the Executive as the                                        of First Midwest Bank, and the Executive shall so serve, for the term set forth in Paragraph 1(b).

(b)                                 Term.  The term of the Executive’s employment under this Agreement shall commence on the Effective Date and end on                             , subject to the extension of such term as hereinafter provided and subject to earlier termination as provided in Paragraph 7 (the “period of employment”).  The term of this Agreement shall be extended automatically for one (1) additional year as of the second anniversary of the Effective Date and each anniversary date thereof unless, no later than ninety (90) days prior to any such renewal date (i) the Company or Employer gives written notice to the Executive, or (ii) the Executive gives written notice to the Employer, in accordance with Paragraph 15, that the term of this Agreement shall not be so extended.  Anything in this Agreement to the contrary, if at any time during the Executive’s period of employment under this Agreement there is a Change in Control (as defined in Paragraph 7), the term of this Agreement shall automatically extend to a date which is two (2) years from the date of the Change in Control (and shall be further extended pursuant to the foregoing provisions of this Paragraph 1(b), unless written notice to the contrary is given in accordance with this Paragraph 1(b)).

2.                                       Duties and Responsibilities.

(a)                                  The duties and responsibilities of Executive are and shall continue to be of an executive nature as shall be required by the Employer in the conduct of its business.  Executive’s powers and authority shall be as may be prescribed by the By-laws of the Employer and shall include all those currently delegated to Executive, together with the performance of such other duties and responsibilities as from time to time may be assigned to Executive from time to time consistent with Executive’s position(s). Executive recognizes, that during the period of employment hereunder, Executive owes an undivided duty of loyalty to the Employer, and agrees to devote his entire business time and attention to the performance of said duties and responsibilities.   Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Employer and the goodwill pertaining thereto, the Executive shall perform the duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Employer and the industry from time to time, including the Employer’s Corporate Code of Ethics and Standards of Conduct and, if applicable, Code of Ethics for Senior Financial Officers.  Executive will not perform any duties for any other business without the prior written consent of the Employer, and may engage in charitable, civic or community activities, provided that such duties or activities do not materially interfere with the proper performance of his duties under this Agreement.  During the period of employment, Executive agrees to serve without additional compensation as a director on the board of directors of the Employer, to which Executive may be elected or appointed.

(b)                                 Notwithstanding anything herein to the contrary, Executive’s employment may be terminated by the Employer, subject to the terms and conditions of this Agreement.

3.                                       Salary.

(a)                                  Base Salary.  For services performed by the Executive for the Employer pursuant to this Agreement, the Employer shall pay the Executive a base salary at the rate of                                                           Dollars ($                          ) per year, payable in substantially equal installments in accordance with the Employer’s regular payroll practices.  Executive’s base salary shall be subject to review from time to time and the Employer may (but is not required to) increase the base salary as in its discretion, may authorize or determine.

4.                                       Annual Bonuses.  For each fiscal year during the term of employment, the Executive shall be eligible to receive a bonus pursuant to the First Midwest Bancorp, Inc. Short Term Incentive Compensation Plan or any successor or replacement plan (“STIC”), with an annual target bonus amount, in accordance with the terms of such Plan, as adopted and administered by the Board of Directors of First Midwest Bancorp, Inc. (“Board”) for senior executives of the Employer, as such plan may be amended from time to time by the Board in its discretion.

5.                                       Long-Term and Equity Incentive Compensation.  During the term of employment hereunder, the Executive shall be eligible to participate in the First Midwest Bancorp, Inc.

Omnibus Stock and Incentive Plan, and in any other long-term and/or equity-based incentive compensation plan or program approved by the Board from time to time.

6.                                       Other Benefits.  In addition to the compensation described in Paragraphs 3, 4 and 5, above, the Executive shall also be entitled to the following:

(a)                                  Participation in Benefit Plans.  The Executive shall be entitled to participate in all of the various retirement, welfare, fringe benefit, perquisites and expense reimbursement plans, programs and arrangements of the Employer as may be in effect from time to time to the extent the Executive is eligible for participation under the terms of such plans, programs and arrangements, including, but not limited to non-qualified retirement programs and deferred compensation plans.

(b)                                 Vacation.  The Executive shall be entitled to such number of days of vacation with pay during each calendar year during the period of employment in accordance with the Employer’s applicable personnel policy as in effect from time to time.

7.                                       Termination.  Unless earlier terminated in accordance with the following provisions of this Paragraph 7, the Employer shall continue to employ the Executive and the Executive shall remain employed by the Employer during the entire term of this Agreement as set forth in Paragraph 1(b).   Paragraph 8 hereof sets forth certain obligations of the Employer in the event that the Executive’s employment hereunder is terminated.  Certain capitalized terms used in this Paragraph 7 and in Paragraph 8 hereof are defined in Paragraph 7(d), below.

(a)                                  Death or Disability.  Except to the extent otherwise provided in Paragraph 8 with respect to certain post-Date of Termination (as defined below) payment obligations of the Employer, this Agreement shall terminate immediately as of the Date of Termination in the event of the Executive’s death or in the event that the Executive becomes disabled.  The Executive will be deemed to be disabled upon the first to occur of (i) the end of a six (6)-consecutive month period, or the end of an aggregate period of nine (9) months out of any consecutive twelve (12) months, during which, by reason of physical or mental injury or disease, the Executive has been unable to perform substantially all of his usual and customary duties under this Agreement or (ii) the date that a reputable physician selected by the Employer determines in writing that the Executive will, by reason of physical or mental injury or disease, be unable to perform substantially all of the Executive’s usual and customary duties under this Agreement for a period of at least six (6) consecutive months.  If any question arises as to whether the Executive is disabled, upon reasonable request therefor by the Employer, the Executive shall submit to reasonable examination by a physician for the purpose of determining the existence, nature and extent of any such disability.  The Employer shall promptly provide the Executive with written notice of the results of any such determination of disability and of any decision of the Employer to terminate the Executive’s employment by reason thereof.  In the event of disability, until the Date of Termination, the base salary payable to the Executive under Paragraph 3 hereof shall be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Executive in accordance with any disability policy or program of the Employer.

(b)                                 Discharge for Cause.  In accordance with the procedures hereinafter set forth, the Employer may terminate the Executive’s employment hereunder for Cause.  Except to the extent otherwise provided in Paragraph 8 with respect to certain post-Date of Termination obligations of the Employer, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is terminated for Cause.  Any termination of the Executive for Cause shall be communicated by a Notice of Termination to the Executive given in accordance with Paragraph 15 of this Agreement.

(c)                                  Termination for Other Reasons.  The Employer may terminate the Executive’s employment without Cause by giving written notice to the Executive in accordance with Paragraph 15 at least thirty (30) days prior to the Date of Termination.  The Executive may resign from employment with or without Good Reason, without liability to the Employer, by giving written notice to the Employer in accordance with Paragraph 15 at least thirty (30) days prior to the Date of Termination; provided, however, that no resignation shall be treated as a resignation for Good Reason unless the written notice thereof is given within ninety (90) days after the occurrence which constitutes “Good Reason.”  Except to the extent otherwise provided in Paragraph 8 with respect to certain post-Date of Termination obligations of the Employer, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is terminated without Cause or resigns for any reason or no reason.

(d)                                 Definitions.  For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(i)                                     “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (A) Executive’s base salary under Paragraph 3 through the Date of Termination to the extent not theretofore paid, (B) the amount of any other cash compensation earned by the Executive as of the Date of Termination to the extent not theretofore paid, (C) any vacation pay, expense reimbursements and other cash payments to which the Executive is entitled as of the Date of Termination to the extent not theretofore paid, (D) any grants and awards earned and vested under the terms of the STIC or any incentive compensation plan or program, and (E) all other benefits which have accrued and are vested as of the Date of Termination.  For the purpose of this Paragraph 7(d)(i), except as provided in the applicable plan, program or policy, amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved in accordance with the applicable plan, program or policy.

(ii)                                  “Cause” shall mean (A) the Executive’s willful and continued (for a period of not less than fifteen (15) days after written notice thereof) failure to perform substantially the duties of his employment (other than as a result of physical or mental incapacity, or while on vacation); or (B) the Executive’s willfully engaging in illegal conduct, an act of dishonesty or gross misconduct related to the performance of Executive’s duties and responsibilities under the Agreement; or (C) the Executive’s conviction of a crime involving moral turpitude dishonesty, fraud, theft or financial impropriety, but specifically excluding any conviction based entirely on vicarious liability (with “vicarious liability” meaning liability based on acts of the Employer for which the Executive is charged solely as a result of his position with the Employer and in which Executive was not directly involved and did not have prior knowledge of such actions or intended actions); or (D) the Executive’s willful violation of a material requirement of any code of ethics or standards of conduct of the Employer applicable to Executive or Executive’s fiduciary duty to the Employer provided, however, that no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer; and provided further that no act or omission by the Executive shall constitute Cause hereunder unless the Employer has given detailed written notice thereof to the Executive, and the Executive has failed to remedy such act or omission.

(iii)                               “Change in Control” shall mean:

(A)                              Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary, or (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 25% of the total voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the “Voting Stock”), or

(B)                                During any period of two consecutive years, individuals, who at the beginning of such period constitute the Board, and any new director, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or

(C)                                Consummation of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the Company resulting from the Business Combination (including, without limitation, an entity which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Business Combination of the Voting Stock of the Company, and (2) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Board, providing for such Business Combination; or

(D)                               the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

The Employer has final authority to construe and interpret the provisions of the foregoing paragraphs (A), (B), (C) and (D) and to determine the exact date on which a change in control has been deemed to have occurred thereunder.

(iv)                              “Date of Termination” shall mean (A) in the event of a discharge of the Executive for Cause, the date the Executive receives a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be, (B) in the event of a discharge of the Executive without Cause or a resignation by the Executive, the date specified in the written notice to the Executive (in the case of discharge) or the Employer (in the case of resignation), which date shall be no less than thirty (30) days from the date of such written notice, (C) in the event of the Executive’s death, the date of the Executive’s death, and (D) in the event of termination of the Executive’s employment by reason of disability pursuant to Paragraph 7(a), the date the Executive (or Executive’s legal representative) receives written notice of such termination.

(v)                                 “Good Reason”  shall mean the occurrence of any event, other than in connection with a termination of Executive’s employment, which results in a material diminution of Executive’s status, duties, authority, responsibilities or compensation from those contemplated by this Agreement, including, without limitation, any of the following actions without the Executive’s written consent (which, for this purpose, will not include consent given in Executive’s capacity as a director, officer or employee of an Employer):  (A) a significant change in the Executive’s title, or nature or scope of the Executive’s duties, from those described in Paragraphs 1(a) and 2(a), such that the title or duties are inconsistent with, and commonly (in the banking industry) considered to be of lesser authority, status or responsibility (provided, however, for purposes of this clause (A) in circumstances not involving or following a Change in Control, so long as the Executive remains an officer of the Employer at or above the salary grade level in effect prior to such action than no diminution or other change in status, duties, authority or responsibilities shall be deemed to occur), other than a significant change not occurring in bad faith and which is not remedied by the Employer promptly after receipt of written notice thereof given by the Executive in accordance with Paragraph 15, or (B) any material failure by the Employer to comply with any of the provisions of this Agreement, other than any failure not occurring in bad faith and which is remedied by the Employer promptly after receipt of written notice thereof given by the Executive in accordance with Paragraph 15; or (C) the Employer gives notice to the Executive pursuant to Paragraph 1(b) that the term of this Agreement shall not be extended upon the expiration of the then-current term; or (D) the Employer requires the Executive to be based at an office or location which is more than 80 miles from the Executive’s office as of the Effective Date or any renewal date of this Agreement.  In the event of a Change in Control, any good faith determination by the Executive that Good Reason exists shall be conclusive.  In addition, any termination by the Executive during the ninety (90) day period beginning on the first anniversary of the date of a Change in Control shall be deemed to be for “Good Reason.”

(vi)                              “Notice of Termination” shall mean a written notice which (A) indicates the specific termination provision in this Agreement relied upon, (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (C) if the Date of Termination is to be other than the date of receipt of such notice or the date otherwise specified on this Agreement, specifies the termination date.

8.                                       Obligations of the Employer Upon Termination.  The following provisions describe the post-Date of Termination obligations of the Employer to the Executive under this Agreement upon the termination of Executive’s employment and the Agreement.  However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Employer or any of its subsidiaries, or under any compensation or benefit plan, program, policy or practice of the Employer or any of its subsidiaries.

(a)                                  Death, Disability, Discharge for Cause, or Resignation Without Good Reason.  In the event the Executive’s employment and this Agreement terminate pursuant to Paragraph 7(a) by reason of the death or disability of the Executive, or pursuant to Paragraph 7(b) by reason of the termination of the Executive by the Employer for Cause, or pursuant to Paragraph 7(c) by reason of the resignation of the Executive other than for Good Reason, the Employer shall pay to the Executive, or his heirs or estate, in the event of the Executive’s death, all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Executive, including, where applicable, the forfeiture of such amounts upon a termination for Cause.

(b)                                 Discharge Without Cause or Resignation with Good Reason .  In the event the Executive’s employment and this Agreement terminate pursuant to Paragraph 7(c) by reason of the termination of the Executive by the Employer other than for Cause or disability or by reason of the resignation of the Executive for Good Reason:

(i)                                     The Employer shall pay all Accrued Obligations to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Executive;

(ii)                                  Within thirty (30) days after the Date of Termination, the Employer shall pay to the Executive a bonus for the year during which termination occurs, calculated as a pro-rata portion of his then current target annual bonus amount based on the number of days elapsed during the year through the Date of Termination;

(iii)                               Continuation for a period of  six (6) months (the “Severance Period”) of his then current annual base salary, payable in substantially equal installments in accordance with the Employer’s regular payroll practices;

(iv)                              Continuation for the Severance Period of the Executive’s right to maintain COBRA continuation coverage under the applicable plans at premium rates on the same “cost-sharing” basis as the applicable premiums paid for such coverage by active employees as of the Date of Termination; and

(v)                                 Outplacement counseling, the scope and provider of which shall be selected by the Employer for a period beginning on the Date of Termination and ending on the date the Executive is first employed elsewhere or otherwise is providing compensated services of any type, whether as an employee, independent contractor, owner-employee or otherwise, provided that in no event shall such outplacement services be provided for a period greater than two (2) years.

In the event that upon the expiration of the Severance Period, Executive is not employed or otherwise providing compensated services of any type, whether as an employee, independent contractor, owner-employee or otherwise, and has not done so during the final ninety (90) days of the Severance Period, the Employer may, in its sole discretion (which discretion need not be applied in a consistent manner from one Executive to another), agree to extend the Severance Period for up to an additional six (6) months (the “Extended Severance Period”).  The payments to Executive described in subparagraph (iii) above and the reduced COBRA continuation premium described in subparagraph (iv) above shall continue during the Extended Severance Period, subject to earlier termination effective as of the first day of the month following the date the on which the Executive becomes employed or provides compensated services of any type, whether as an employee, independent contractor, owner-employee or otherwise.  The Executive shall provide such information as the Employer may reasonably request to determine Executive’s continued eligibility for the payments and benefits provided by this  Paragraph 8(b).

(c)                                  Effect of Change in Control.  In the event that a Change in Control occurs and this Agreement thereafter terminates pursuant to Paragraph 7(c) by reason of the discharge of the Executive by the Employer other than for Cause or disability or by reason of the resignation of the Executive for Good Reason:

(i)                                     The Employer shall pay all Accrued Obligations to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Executive;

(ii)                                  Within thirty (30) days after the Date of Termination, the Employer shall pay to the Executive a bonus for the year during which termination occurs, calculated as a pro-rata portion of his then current target annual bonus amount based on the number of days elapsed during the year through the Date of Termination;

(iii)                               The Employer shall pay the Executive a lump sum payment within thirty (30) days after such termination of employment in the amount of two (2) times the sum of the following:

(A)                              the amount of Executive’s annual base salary determined as of the Date of Termination, or the date immediately preceding the date of the Change in Control, whichever is greater; plus

(B)                                the greater of (A) the Executive’s target bonus under the Employer’s annual bonus plan for the calendar year in which the Date of Termination occurs, or (B) the average of the sum of the amounts earned by Executive under the annual bonus plan with respect to the three (3) calendar years immediately preceding the calendar year in which Executive’s Date of Termination occurs, or if such sum would be greater, with respect to the three (3) calendar years immediately preceding the calendar year of the date of the Change in Control; plus

(C)                                the sum of:

(I)                                    the value of the contributions that would have been expected to be made or credited by the Employer to, and benefits expected to be accrued under, the qualified and non-qualified employee pension benefit plans maintained by the Employer to or for the benefit of Executive based on annual base salary amount applicable under clause (iii)(A) above; plus

(II)                                the annual value of fringe benefits and perquisites described in Paragraph 6(a) above.

For purposes of paragraph (C)(I) above, the value of the contributions and accruals to or under the employee pension benefit plans shall be determined on the basis of the actual rate of contributions or accruals, as applicable, and the provisions of the plans as in effect during the calendar year immediately preceding the date of the Change in Control, or if the value so determined would be greater, during the calendar year immediately preceding the Date of Termination.  The “annual value” of the fringe benefits and perquisites described in Paragraph 6(a) for purposes of paragraph (C)(II) above shall be 7.5% of the annual base salary amount applicable under clause (iii)(A) above.

Executive shall also be entitled to outplacement counseling from a firm selected by Employer for a period beginning on the date of termination of employment and ending on the date Executive is first employed or otherwise providing compensated services of any type, whether as an employee, independent contractor, owner-employee or otherwise, provided, that in no event shall Executive be entitled to out-placement counseling after the date which is two (2) years from the date of termination of employment.

Notwithstanding the foregoing, if a Change in Control occurs and this Agreement is terminated prior to the Change in Control pursuant to Paragraph 7(c) by reason of the discharge of the Executive by the Employer other than for Cause or disability or by reason of the resignation of the Executive for Good Reason, then Executive shall be deemed for purposes of this Paragraph 8(c) to have so terminated pursuant to Paragraph 7(c) immediately following the date the Change in Control occurs if it is reasonably demonstrated by Executive that such earlier termination was (i) at the request of a third party who had taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose, or the circumstances that precipitated the termination otherwise arose, in connection with or in anticipation of the Change in Control.

(d)                                 Effect on Other Amounts.  The payments provided for in this Paragraph 8 shall be in addition to all other sums then payable and owing to Executive shall be subject to applicable federal and state income and other withholding taxes and shall be in full settlement and satisfaction of all of Executive’s claims and demands.  Upon such termination of this Agreement, Employer shall have no rights or obligations under this Agreement, other than its obligations under this Paragraph 8, and Executive shall have no rights and obligations under this Agreement, other than Executive’s obligations under Paragraphs 12 and 13 hereof (to the extent applicable).

(e)                                  Conditions.  Any payments of benefits made or provided pursuant to this Paragraph 8 are subject to the Executive’s:

(i)                                     compliance with the provisions of Paragraphs 12 and 13 hereof (to the extent applicable);

(ii)                                  delivery  to the Employer of an executed Release and Severance Agreement, which shall be substantially in the form attached hereto as Exhibit A, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and

(iii)                               delivery to the Employer of a resignation from all offices, directorships and fiduciary positions with the Employer, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts due under this Paragraph 8 shall not be due until after the expiration of any revocation period applicable to the Release and Severance Agreement.

9.                                       Certain Additional Payments by the Employer.

(a)                                  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Paragraph 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) or if any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b)                                 Subject to the provisions of paragraph (c), below, all determinations required to be made under this Paragraph 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the independent public accountants then regularly retained by the Employer for purposes of tax planning or such other nationally-recognized accounting consulting firm (other than the independent auditors of the Employer or the entity resulting from the Business Combination (the “Accounting Firm”) in consultation with counsel acceptable to the Employer, which shall provide detailed supporting calculations both to the Employer and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Employer.  All fees and expenses of the Accounting Firm and such counsel shall be borne solely by the Employer.  Any Gross-Up Payment, as determined pursuant to this Paragraph 9, shall be paid by the Employer to the Executive within five (5) days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any good faith determination by the Accounting Firm shall be binding upon the Employer and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Employer exhausts its remedies pursuant to paragraph (c), below, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive.

(c)           The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Executive is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Executive gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Employer notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)            Give the Employer any information reasonably requested by the Employer relating to such claim,

(ii)           Take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer,

(iii)          Cooperate with the Employer in good faith in order effectively to contest such claim, and

(iv)          Permit the Employer to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this paragraph (c), the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by the Executive of an amount advanced by the Employer pursuant to paragraph (c), above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Employer’s complying with the requirements of said paragraph (c)) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon, after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Employer pursuant to said paragraph (c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Employer does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid; and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

10.          Section 409A of the Code.  It is intended that any amounts payable under this Agreement and the Employer’s and Executive’s exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Section 409A of the Code.  In furtherance of this intent, (a) the lump sum amount payable under Paragraph 8(c)(ii) and (iii) above shall be paid no later than the 15th day of the third month following the calendar year in which the Executive’s termination of employment giving rise to such payment occurs (or such earlier date as may apply to cause the lump sum payment to qualify as a “short-term deferral” under Section 409A of the Code), (b) if, due to the circumstances giving rise to such lump sum payment or to payments under Paragraph 8(b), the date of payment or the commencement of such payments thereof must be delayed for six months in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees,” then such payment or payments shall be so delayed and paid upon expiration of such six month period, and (c) to the extent that any Treasury regulations, guidance or changes to Section 409A would result in the Executive becoming subject to interest and additional tax under Section 409A of the Code, the Employer and Executive agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

11.          Dispute Resolution.  With respect to any dispute or controversy arising under or in connection with this Agreement, if the Executive is a prevailing party (as defined below), the Executive shall be entitled to recover all reasonable attorneys’ fees and expenses incurred in connection with the dispute or controversy.  A “prevailing party” is one who is successful on any material substantive issue in the action and achieves either a judgment in such party’s favor or some other affirmative recovery.

12.          Confidential Information.  Executive shall not at any time during or following employment hereunder, directly or indirectly, disclose or use on Executive’s behalf or another’s behalf, publish or communicate, except in the course of the pursuit of the business of the

Employer or any of its subsidiaries or affiliates any proprietary information or data of the Employer or any of its subsidiaries or affiliates, that the Employer may reasonably regard as confidential and proprietary.  Executive recognizes and acknowledges that all knowledge and information which Executive has or may acquire in the course of his employment, such as, but not limited to the business, developments, procedures, techniques, activities or services of the Employer or the business affairs and activities of any customer, prospective customer, individual, firm or entity doing business with the Employer are its sole valuable property, and shall be held by Executive in confidence and in trust for their sole benefit.  All records of every nature and description which come into Executive’s possession, whether prepared by him, or otherwise, shall remain the sole property of the Employer and upon termination of his employment for any reason, said records shall be left with the Employer as part of its property.

13.          Restrictions.  Executive acknowledges that the Employer and its affiliates and subsidiaries by nature of their respective businesses have a legitimate and protectable interest in their clients, customers and employees with whom they have established significant relationships as a result of a substantial investment of time and money, and but for employment hereunder, Executive would not have had contact with such clients, customers and employees.  Executive agrees that during the period of employment with the Employer and for a period of one (1) year after termination of employment for any reason (other than termination of employment by resignation for Good Reason or for any reason after a Change in Control) (the “Restriction Period”), Executive will not (except in his capacity as an employee of the Employer) directly or indirectly, for his own account, or as an agent, employee, director, owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity that has a place of business (whether as a principal, division, subsidiary, affiliate, related entity, or otherwise) located within the Market Area (as hereinafter defined):

(a)           solicit or attempt to solicit for the purpose of providing to, or provide to, any customer or any prospective customer of the Employer services or products of any kind that are offered or provided by the Employer, or assist any person, business or entity to do so; or

(b)           induce, recruit, solicit or encourage any employee to leave the employ of the Employer, or induce, solicit, recruit, attempt to recruit any employee to accept employment with another person, business or entity, or employ or be employed with a employee, or assist any other person, business or entity to do so; or

(c)           make, or cause to be made, any statement or disclosure that disparages the Employer, or any director, officer or employee of the Employer, or assist any other person, business or entity to do so.

For purposes of Paragraph 12 and this Paragraph 13, (i) “Employer” means the Company and all of its subsidiaries, (ii) “customer” means any business, entity or person which is or was a customer of the Employer at any time during the period of Executive’s employment, other than any customer which had ceased to do business with the Employer at least six (6) months prior to Executive’s Date of Termination, (iii) “prospective customer” means any business, entity or person that was contacted by the Executive or known by the Executive to have been contacted within the six (6) month period prior to Executive’s Date of Termination by any officer of the Employer, for the purpose of soliciting or attempting to solicit to provide services or products to such business,  (iv) “employee” means any person who is or was an employee of the Employer during the period of Executive’s employment, other than a former employee who has not been employed by the Employer for a period of at least three (3) months and who terminated his or her employment with the Employer without any inducement or attempted inducement, recruiting, solicitation or encouragement by Executive or by any other employee of the Employer subject to a similar covenant, (v) “Market Area” for purposes of clauses (a) and (b) above shall be an area encompassed within a twenty-five (25) mile radius surrounding any place of business of the Employer (existing or planned as of the Date of Termination), and for clause (c), shall mean the United States of America.

The foregoing provisions shall not be deemed to prohibit (i) Executive’s ownership, not to exceed ten percent (10%) of the outstanding shares, of capital stock of any corporation whose securities are publicly traded on a national or regional securities exchange or in the over-the-counter market or (ii) Executive serving as a director of other corporations and entities to the extent these directorships do not inhibit the performance of his duties hereunder or conflict with the business of the Employer.

14.          Remedies.

(a)           Executive acknowledges that the restrictions and agreements herein provided are fair and reasonable, that enforcement of the provisions of Paragraphs 12 and 13 will not cause Executive undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect the Employer and its legitimate and proprietary business interests and property from irreparable harm.  Executive acknowledges and agrees that (a) a breach of any of the covenants and provisions contained in Paragraphs 12 or 13 above, will result in irreparable harm to the business of the Employer, (b) a remedy at law in the form of monetary damages for any breach by Executive of any of the covenants and provisions contained in Paragraphs 12 and 13 is inadequate, (c) in addition to any remedy at law or equity for such breach, the Employer shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by Executive of the obligations hereunder and to enjoin Executive from engaging in any activity in violation hereof and (d) the covenants on Executive’s part contained in Paragraphs 12 and 13, shall be construed as agreements independent of any other provisions in this Agreement, and the existence of any claim, setoff or cause of action by Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense or bar to the specific enforcement by the Employer of said covenants.  In the event of a breach or a violation by Executive of any of the covenants and provisions of this Agreement, the running of the Restriction Period (but not of Executive’s obligation thereunder), shall be tolled during the period of the continuance of any actual breach or violation.

(b)           The parties hereto agree that the covenants set forth in Paragraphs 12 and 13 are reasonable with respect to their duration, geographical area and scope.  If the final judgment of a court of competent jurisdiction declares that any term or provision of Paragraph 12 or 13 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

15.          Notices.  Any notice or other communication required or permitted to be given hereunder shall be determined to have been duly given to any party (a) upon delivery to the address of such party specified below if delivered personally or by courier; (b) upon dispatch if transmitted by telecopy or other means of facsimile, provided a copy thereof is also sent by regular mail or courier; (c) within forty-eight (48) hours after deposit thereof in the U.S. mail, postage prepaid, for delivery as certified mail, return receipt requested, or (d) within twenty-four (24) hours after deposit thereof with a reputable overnight courier (charges prepaid), addressed, in any case to the party at the following address(es) or telecopy numbers:

(a)                                 If to Executive, at the address set forth on the records of the Employer.

(b)                                 If to the Employer:

First Midwest Bancorp, Inc.

One Pierce Place

Suite 1500

Itasca, Illinois 60143

Attn:  Corporate Secretary

Fax No.:  (630) 875-7585

or to such other address(es) or facsimile number(s) as any party may designate by Written Notice in the aforesaid manner.

16.          Directors and Officers Liability Coverage; Indemnification.  Executive shall be entitled to coverage under such directors and officers liability insurance policies maintained from time to time by the Company, Bank or any subsidiary for the benefit of its directors and officers.  The Company shall indemnify and hold Executive harmless, to the fullest extent permitted by the laws of the State of Delaware, from and against all costs, charges and expenses (including reasonable attorneys’ fees), and shall provide for the advancement of expenses incurred or sustained in connection with any action, suit or proceeding to which the Executive or his legal representatives may be made a party by reason of the Executive’s being or having been a director, officer or employee of the Company, Bank or any of its affiliates or employee benefit plans.  The provisions of this Paragraph 16 shall not be deemed exclusive of any other rights to which the Executive seeking indemnification may have under any by-law, agreement, vote of stockholders or directors, or otherwise.

17.          Full Settlement; No Mitigation.  The Employer’s obligation to make the payments and provide the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

18.          Payment in the Event of Death.  In the event payment is due and owing by the Employer to Executive under this Agreement upon the death of Executive, payment shall be make to such beneficiary as Executive may designate in writing, or failing such designation, then the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of Executive, shall be entitled to receive all amounts owing to Executive at the time of death under this Agreement.  Such payments shall be in addition to any other death benefits of The Employer and in full settlement and satisfaction of all severance benefit payments provided for in this Agreement.

19.          Entire Understanding.  This Agreement constitutes the entire understanding between the parties relating to Executive’s employment hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters, except to the extent to which Executive may have entered into certain Split-Dollar Life Insurance Agreements, which agreement(s) shall remain in full force and effect, and except for the terms and provisions of any employee benefit or other compensation plans (or any agreements or awards thereunder), referred to in this Agreement, or as otherwise expressly contemplated by this Agreement.

20.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.  Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law, and such successor shall be deemed the “Company” for purposes of this Agreement.

21.          Tax Withholding.  The Employer shall provide for the withholding of any taxes required to be withheld by federal, state, or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Employer to or for the benefit of the Executive under this Agreement or otherwise.  The Employer may, at its option:  (a) withhold such taxes from any cash payments owing from the Employer to the Executive, (b) require the Executive to pay to the Employer in cash such amount as may be required to satisfy such withholding obligations and/or (c) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

22.          No Assignment.  Except as otherwise expressly provided herein, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

23.          Execution in Counterparts.  This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

24.          Jurisdiction and Governing Law.  Jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the State of Illinois, and this Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Illinois, without regard to the choice of laws provisions of such laws.

25.          Severability.  If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.  Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

26.          Waiver.  The waiver of any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

27.          Amendment; Effect of Termination.  No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto.  The provisions of Paragraph 8 relating to post-Date of Termination obligations, and the provisions and obligations set forth in Paragraphs 9 through 29 shall survive termination of the Agreement pursuant to Paragraph 7.

28.          Construction.  The language used in this Agreement will be deemed to be the language chosen by Employer and Executive to express their mutual intent and no rule of strict construction shall be applied against any person.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and the pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine or neuter.  The headings of the Paragraphs of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.

29.          No Duplication.  Notwithstanding anything herein to the contrary, to the extent that any compensation or benefits are paid to or received by the Executive from the Company, Bank or any other subsidiary of Company or the Bank, such compensation or benefits shall be deemed to satisfy the obligations of the Company, Bank and all subsidiaries, such that Executive shall not be entitled to receive any compensation or benefits which are duplicative of such amounts previously paid to or received by Executive.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ATTEST:	First Midwest Bancorp, Inc.

By:
Title:

EXECUTIVE:

Exhibit A to Employment Agreement

RELEASE AND SEVERANCE AGREEMENT

THIS RELEASE AND SEVERANCE AGREEMENT is made and entered into this          day of                               ,            by and between First Midwest Bancorp, Inc., its subsidiaries and affiliates (collectively “FMBI”) and                               (hereinafter “EXECUTIVE”).

EXECUTIVE’S employment with FMBI terminated on                             ,             ; and EXECUTIVE has voluntarily agreed to the terms of this RELEASE AND SEVERANCE AGREEMENT in exchange for severance benefits under the Employment Agreement (“Employment Agreement”) to which EXECUTIVE otherwise would not be entitled.

NOW THEREFORE, in consideration for severance benefits provided under the Employment Agreement, EXECUTIVE on behalf of himself and his spouse, heirs, executors, administrators, children, and assigns does hereby fully release and discharge FMBI, its officers, directors, employees, agents, subsidiaries and divisions, benefit plans and their administrators, fiduciaries and insurers, successors, and assigns from any and all claims or demands for wages, back pay, front pay, attorney’s fees and other sums of money, insurance, benefits, contracts, controversies, agreements, promises, damages, costs, actions or causes of action and liabilities of any kind or character whatsoever, whether known or unknown, from the beginning of time to the date of these presents, relating to his employment or termination of employment from FMBI, including but not limited to any claims, actions or causes of action arising under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

EXECUTIVE acknowledges that EXECUTIVE’S obligations pursuant to Paragraphs 12 and 13, to the extent applicable, of the Employment Agreement relating to the use or disclosure of confidential information shall continue to apply to EXECUTIVE.

This Release and Settlement Agreement supersedes any and all other agreements between EXECUTIVE and FMBI except agreements relating to proprietary or confidential information belonging to FMBI, and any other agreements, promises or representations relating to severance pay or other terms and conditions of employment are null and void.

This release does not affect EXECUTIVE’S right to any benefits to which EXECUTIVE may be entitled under any employee benefit plan, program or arrangement sponsored or provided by FMBI, including but not limited to the Employment Agreement and the plans, programs and arrangements referred to therein.

EXECUTIVE and FMBI acknowledge that it is their mutual intent that the Age Discrimination in Employment Act waiver contained herein fully comply with the Older Workers Benefit Protection Act.  Accordingly, EXECUTIVE acknowledges and agrees that:

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(a)           The Severance benefits exceed the nature and scope of that to which he would otherwise have been legally entitled to receive.

(b)           Execution of this Agreement and the Age Discrimination in Employment Act waiver herein is his knowing and voluntary act;

(c)           He has been advised by FMBI to consult with his personal attorney regarding the terms of this Agreement, including the aforementioned waiver;

(d)           He has had at least twenty-one (21)  calendar days within which to consider this Agreement;

(e)           He has the right to revoke this Agreement in full within seven (7) calendar days of execution and that none of the terms and provisions of this Agreement shall become effective or be enforceable until such revocation period has expired;

(f)            He has read and fully understands the terms of this agreement; and

(g)           Nothing contained in this Agreement purports to release any of EXECUTIVE’s rights or claims under the Age Discrimination in Employment Act that may arise after the date of execution.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

FIRST MIDWEST BANCORP, INC., for itself and its Subsidiaries	EXECUTIVE

By:
Its:

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